EXHIBIT 3.1
                            CERTIFICATE OF AMENDMENT

                                       OF
                        THE CERTIFICATE OF INCORPORATION

                                       OF
                           SIRCO INTERNATIONAL CORP.
               Under Section 805 of the Business Corporation Law

     FIRST: The name of the corporation is Sirco International Corp.

     The name under which the corporation was formed is Sirco Products Co. Inc.

     SECOND: The certificate of incorporation of the corporation was filed by the Department of State on July 22, 1964.

     THIRD: The amendments of the certificate of incorporation effected by this certificate of amendment are as follows:

     To increase the number of authorized shares of the corporation's Common Stock, par value $.10 per share, from 3,000,000 to 10,000,000 shares and to authorize the issuance of 1,000,000 shares of Preferred Stock, par value $.10 per share, from time to time on terms to be determined by the Board of Directors.

     To limit the personal liability of directors to the corporation and its shareholders.

     FOURTH: To accomplish the foregoing amendments.

     Article FOURTH of the certificate of incorporation is hereby amended and restated as follows:

     Fourth: A. Authorized Shares. The total number of shares of all classes of stock which the corporation shall have the authority to issue is Eleven Million (11,000,000), of which Ten Million (10,000,000) shall be common stock, par value $.10 per share, and One Million (1,000,000) shall be preferred stock, par value $.10 per share.

     B. Common Stock. Each holder of shares of common stock shall be entitled to one vote for each share of common stock held by such holder. There shall be no cumulative voting rights in the election of directors. Subject to any preferential rights of preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of common stock.

     C. Preferred Stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with the authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, the conversion rights, the redemption price, or the liquidation preference, of any series of preferred stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number or authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote.

A new Article Sixth is hereby added as follows:

     SIXTH: No director of the corporation shall be liable to the corporation or its shareholders for damages for any breach of duty in such capacity except as provided in Section 402(b)(1) and (2) of the New York Business Corporation Law.

     FIFTH: The manner in which the foregoing amendment of the certificate of incorporation was authorized is as follows:

     The Board of Directors duly authorized the foregoing amendments at a Board of Directors Meeting held on June 8, 1995. The shareholders of the corporation subsequently authorized the amendment at an Annual Meeting of Shareholders held on August 17, 1995.

     IN WITNESS WHEREOF, we have subscribed this document on August 28, 1995 and do hereby affirm under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


                                                      /s/ Joel Dupre
                                                      --------------------------
                                                      Joel Dupre
                                                      Chairman of the Board


                                                      /s/ Eric M. Hellige, Esq.
                                                      --------------------------
                                                      Eric M. Hellige, Esq.
                                                      Secretary